TRANSCRIPT

03 - 26 - 2025

Worthington Enterprises

FY2025 Q3 Earnings Call

TOTAL PAGES: 20

Worthington Enterprises

FY2025 Q3 Earnings Call

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises; Treasurer and Investor Relations Officer

Joseph Hayek

Worthington Enterprises; President, Chief Executive Officer

Colin Souza

Worthington Enterprises; Chief Financial Officer

PARTICIPANTS:

Kathryn Thompson

Thompson Research Group; Analyst

Dan Moore

CJS Securities; Analyst

Charles Perron

Goldman Sachs; Analyst

Brian McNamara

Canaccord Genuity; Analyst

Walter Liptak

Seaport; Analyst

PRESENTATION:

Operator^ Good morning. And welcome to the Worthington Enterprises Third Quarter Fiscal 2025 Earnings Conference Call. (Operator Instructions)

This conference is being recorded at the request of Worthington Enterprises.

If anyone objects, you may disconnect at this time.

I would now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer.

Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, [Sara]. Good morning, everyone. And thank you for joining us for Worthington Enterprises Third Quarter Fiscal 2025 Earnings Call.

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FY2025 Q3 Earnings Call

On our call today, we have Joe Hayek, Worthington's President and Chief Executive Officer; and Colin Souza, Worthington's Chief Financial Officer.

Before we get started, I'd like to note that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act.

These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested.

We issued our earnings release yesterday after the market closed.

Please refer to it for more detail on those factors that could cause actual results to differ materially.

In addition, our discussion today will include non-GAAP financial measures.

A reconciliation of these measures with the most appropriate comparable GAAP measure is included in the earnings press release, which is available on our Investor Relations website.

Today's call is being recorded. And a replay will made available later on our worthingtonenterprises.com website.

At this point, I will turn the call over to Joe for opening remarks.

Joseph Hayek^ Thank you, Marcus. And good morning, everyone.

Welcome to Worthington Enterprises Fiscal 2025 Third Quarter Earnings Call.

I'd like to start by thanking our entire team.

We had a great quarter and set Q3 records in production and shipments. That does not happen without our teams working safely, something we all commit to every single day.

It also reflects the phenomenal work our teams have done in the past 12 months, understanding and working with our customers to ensure that our solutions are the right solutions delivered on time.

We delivered year-over-year and sequential growth in both adjusted EBITDA and earnings per share. Adjusted EBITDA margin in the quarter was 24% versus 21% and a very strong Q3 a year ago. Net sales were down $12 million or 4% from the prior year when SCS contributed $35 million in sales.

But excluding the impact of SES in both periods, our revenues grew by over 8% in Q3.

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FY2025 Q3 Earnings Call

That growth was driven by the inclusion of Ragasco, improved demand as we return to more seasonally normal trends across our value streams and improved mix and continued share gains in many end markets.

Our results in Q3 of the product did a great job.

Our teams have continued to do as we optimize our current business and grow Worthington.

We continue to leverage the Worthington Business System and its three growth drivers, innovation, transformation and M&A to maximize both our near and long-term success.

As I've said before, one of the key areas where we excel is our ability to understand and solve our customers' challenges and partner with them to help drive their success through innovation and by opening and expanding new markets. Let me share a few examples.

During Q3, our Building Products team launched our latest IoT-enabled product, SureSense, a wireless propane level sensing technology. When it's inserted into a large-format heating tank, it provides extremely accurate and reliable digital fill readings that are set directly to our customer.

SureSense helps make these propane marketers more efficient and reduces costly customer runouts, ultimately helping them be more successful.

Just last week, our consumer products team launched the Balloon Time Mini helium tank, which is now available at Target stores nationwide. The innovative design is easy to carry in store, making it convenient for at-home and on-the-go celebrations.

It's relatively small size also creates more opportunities for distribution in grocery and convenience stores that haven't been able to carry our traditional tanks because of their size.

Our building and consumer products teams are also increasingly working together to bring innovative product offerings and solutions to customers. A great example of this is Tractor Supply where we leveraged our commercial relationships to gain share and expand the breadth of our products available in the largest rural lifestyle retailer in the U.S.

Now you can find Worthington products suitable for home, commercial, and agricultural applications in all Tractor Supply locations nationwide.

We continue to invest in transformational change, as well. Part of thinking like a startup is prioritizing speed and agility in our frontline manufacturing operations.

We're investing in automation and have substantially completed one of our facility modernization projects and are on track with the other.

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FY2025 Q3 Earnings Call

We're also embracing AI across our facilities and in our back-office function, and we're continuing to adopt new ways of thinking.

For example, in early March, we launched an 80/20 project in our water business, which we believe will enable us to better prioritize our products and align our manufacturing to optimize the growth and the margins of that business.

Last year, we talked about the awards our Halo Griddle had won. We're pleased to share that later this year, you'll be able to buy a Halo Griddle at select Walmart stores. An example of our strategy of acquiring innovative products with emerging brands and leveraging our capabilities and relationships to broaden the reach of those brands.

In another example of adding value to our acquisitions, Level five just launched Destination drywall with Sherwin-Williams.

Our Level five drywall tools can now be found by contractors and DIYers in 3,500 Sherwin-Williams locations nationwide.

As evidenced by those two examples, M&A enhanced by the Worthington business system is an important growth driver for us.

Our strong balance sheet and liquidity give us financial flexibility to pursue additional growth through acquisitions, and we continue to focus on acquiring market-leading businesses that we can add value to and that will be accretive to our margins, free cash flows and competitive position.

As we head into the spring, our Q4 and ultimately into our fiscal 2026, we're very excited about the platform that we have built and the future that we have in front of us.

We're confident that our market-leading brands and outstanding value propositions, anchored and supported by our unique and powerful people-first, performance-based culture, will enable us to accelerate the profitable growth of our business and create more long-term value for shareholders.

I will now turn it over to Colin, who will take you through some details related to our financial performance in the quarter.

Colin Souza^ Thank you, Joe. And good morning, everyone.

We delivered strong earnings growth in Q3, reporting GAAP earnings from continuing operations of $0.79 per share versus $0.44 in the prior year quarter. There were a few unique items that impacted our quarterly results, including the following. The current quarter was

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FY2025 Q3 Earnings Call

negatively impacted by net pretax restructuring and other charges of $5 million or $0.12 per share, primarily due to an earnout associated with the Ragasco acquisition. Results in the prior year quarter were negatively impacted by $0.36 per share due to several items, the largest relating to the separation of our former steel processing business, along with a charge to [annuitize] a legacy defined benefit pension plan.

Excluding these items, we generated adjusted earnings from continuing operations of $0.91 per share in the current quarter, marking a strong quarter for us as Worthington Enterprises. This represents an increase from $0.80 per share in Q3 of the prior year.

Consolidated net sales for the quarter were $305 million, a 3.9% decrease from $317 million in the prior year quarter. This decline was primarily due to the deconsolidation of our former Sustainable Energy Solutions segment, which contributed $35 million in sales last year.

However this was partially offset by contributions from the Ragasco acquisition and higher overall volumes.

Excluding SES in both periods, sales grew over 8%. Gross profit increased significantly to $89 million, up from $73 million in the prior year quarter, reflecting an expansion in gross margin of approximately 620 basis points to 29.3%. Adjusted EBITDA for the quarter was $74 million, up from $67 million in Q3 of last year and up sequentially from $56 million in Q2.

Our adjusted EBITDA margin in the quarter was over 24% compared to 21% last year. And on a trailing 12-month basis, adjusted EBITDA now stands at $242 million with the TTM adjusted EBITDA margin of 21%.

Turning to our cash flow and balance sheet.

We continue to invest in our operations while maintaining a disciplined approach to capital allocation.

During the quarter, we invested $13 million in capital projects including $8 million related to our ongoing facility modernization initiatives.

We also returned capital to shareholders, paying $8 million in dividends and repurchasing 150,000 shares of our common stock for $6 million.

Our joint ventures remain strong contributors generating $35 million in dividends during the quarter, a 110% cash conversion rate on that equity income.

Cash flow from operations for the quarter was $57 million, and we generated $44 million in free cash flow.

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FY2025 Q3 Earnings Call

On a trailing 12-month basis, free cash flow totaled $144 million, representing a 104% free cash flow conversion rate relative to our adjusted net earnings over the same period.

Turning to our balance sheet and liquidity, we closed the quarter with $294 million in long-term funded debt carrying an average interest rate of 3.6%, along with $223 million in cash.

Our leverage remains extremely low, with ample liquidity supported by a $500 million undrawn bank credit facility, positioning us well for future growth and flexibility. Net debt at quarter end was $71 million, resulting in a net debt to trailing EBITDA leverage ratio of approximately 0.25 turn.

Yesterday, our Board of Directors declared a quarterly dividend of $0.17 per share payable in June 2025.

I'll now spend a few minutes on each of the business.

In Consumer Products, Q3 net sales grew 5% year-over-year to $140 million, driven by higher volumes. Adjusted EBITDA was $29 million with a 20.5% margin compared to $26 million and 19.3% in Q3 last year. The quarter benefited from higher gross profit dollars and improved gross margin percent, though these gains were partially offset by increased SG&A as we continue to invest in the business for future growth.

Additionally, within SG&A, we recorded a $1 million charge related to a customer that filed for bankruptcy during the quarter.

Our consumer team continued to execute well in Q3, delivering solid results despite ongoing macroeconomic uncertainty.

While we recognize that broader uncertainty could impact consumer sentiment and future demand, we remain optimistic heading into the spring and outdoor season.

Our commitment to delivering essential products for outdoor living, celebrations and tools, combined with our diverse product portfolio, strong brand positioning and deep retail relationships, positions us well to navigate near-term challenges while we continue to focus on long-term growth opportunities.

Building Products Q3 net sales grew 11% year-over-year to $165 million, up from $148 million in the prior year quarter. This growth was primarily driven by the Ragasco acquisition, along with a more favorable product mix, particularly on our large format heating business, which has returned to seasonally normal levels following last year's destocking cycle.

Adjusted EBITDA for the quarter was $53 million with a 32% margin, compared to $53 million and 36% margin in the same quarter last year.

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FY2025 Q3 Earnings Call

Sequentially, the business continued to improve with adjusted EBITDA and margin rising from $47 million and 30% in Q2. The year-over-year increase in adjusted EBITDA was driven by strong performance within our heating, cooling, and water businesses.

However, this was largely offset by lower equity earnings from our joint ventures, particularly ClarkDietrich, which declined $8 million year-over-year, but still contributed a solid $9 million in equity earnings for the quarter.

ClarkDietrich results were negatively impacted by the decline in steel prices, which led to margin compression. They also faced a slight headwind from unfavorable weather conditions, which temporarily disrupted some customer job sites during the quarter. WAVE continued to execute exceptionally well in a flat market, contributing $25 million in equity earnings, down slightly from $26 million in the prior year quarter.

The Building Products team continues to navigate the current environment well, demonstrating resilience and adaptability and serving our customers.

Our products are critical to heating, cooling, construction, and water infrastructure, and we remain well positioned to meet customer needs and capture market share through new product innovations, reliable service and a strong commitment to execution.

Our joint ventures continue to provide steady contributions and despite some current macroeconomic uncertainty, we are confident in the long-term opportunities in commercial construction and repair and remodel activities.

As market conditions improve, we are well positioned to drive long-term growth while supporting our customers and strengthening our competitive position.

At this point, we're happy to take any questions.

QUESTION AND ANSWER:

Operator^ (Operator Instructions) Your first question comes from Kathryn Thompson of Thompson Research Group.

Kathryn Thompson^ Thank you for the color today you gave in the prepared commentary.

But one thing, just one of the -- a couple of things I want to focus on.

First, kind of the obvious in terms of tariffs, you had some commentary, but give more color in terms of how tariffs are being navigated in today's market versus the ones that were implemented

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FY2025 Q3 Earnings Call

in the first Trump administration? And is this an opportunity for you in terms of pricing? Are you seeing any type of supply issues that are disruptive at all to the business?

Joseph Hayek^ Good morning, Kathryn, thank you for the question. No. Certainly, the tariffs and trade-related uncertainty is on a lot of people's minds.

We talked about this a little bit in December on our call.

But one of the things that we said then, and is certainly still very true now, is that we think we're pretty well positioned in any scenario.

It's also, as you know, a pretty fluid environment right now. So we'll tell you what we know and how we feel about it.

But we understand, as I know you do, that things will potentially change tomorrow or next week.

But -- so we're primarily a domestic manufacturer, and that is a competitive strength for us.

We've got diversified sourcing capabilities that provide us some flexibility, but we're also pretty focused on being good partners for our customers. And so -- we understand the potential impacts on us the various trade policies and what it means for our customers.

We also learned a lot in 2021 and 2022, to your question about supply chains from the supply chain-related issues that happened post-COVID.

So where we do see increases in our cost perspectively or currently, we've got a few options in our toolkit.

One, we can work with some of our suppliers to offset some or all of those increases. Two, we were always trying to find other efficiencies to mitigate some of those increases. And three, I think, which is what you asked about, price increases. And we have announced pending price increases on many of our products but we're pretty confident in our strategy and our ability to manage cost pressures that might come our way.

And then since we are primarily a domestic manufacturer, we haven't yet seen a really material uptick in demand that we think is directly related to tariffs, but we have seen an increase in inquiries in some of our value streams where we compete against imports. And so generally speaking, we would be a net beneficiary from tariffs, although we do obviously have some things that we would need to continue to work through. And so the specifics are pretty fluid, and they're certainly subject to change with what's coming out of D.C., but we did see this coming, and we feel like our approach is the right one.

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And we're also pretty confident that the administration is focused on creating a more level playing field for U.S. manufacturers like us.

But I think it's also true that they really want to avoid reigniting inflationary pressures, which is certainly a sentiment that we would agree with.

Kathryn Thompson^ Okay. Perfect.

Also too, just any puts and takes in terms of the core products, EBITDA margin and the contributing factors for progress in that segment? And then as a follow-on, just with your JVs, just kind of sequentially year-over-year comps, year-over-year OpEx pretty tough, but sequentially flattish and also any type of outlook in which you’re seeing with WAVE and ClarkDietrich?

Joseph Hayek^ Sure, Kathryn. I'll let Colin talk through the building products. I think which is what you're asking about, and then I'll hit the JVs.

Colin Souza^ Kathryn, so I think we were very pleased with on the building products side, in particular, the wholly-owned business margin, so heating, cooling, construction, water, year-over-year, that business, if you exclude the JVs is up from an EBITDA margin perspective from 6% to 11%.

So really good performance there. We're seeing a positive mix shift and return to seasonally normal demand levels in a number of our markets and products. And so that team continues to execute very well and has done a really good job to help offset the big headwind in the quarter, which was ClarkDietrich’s year-over-year results down pretty big from last year.

They contributed $9 million in the quarter, but that was still a $8 million headwind for us, which the heating, cooling, construction and water business helped overcome.

So very pleased with the results there.

Joseph Hayek^ And then with respect to WAVE and ClarkDietrich, WAVE had a pretty tough comp as to how some of the months laid out. But we think kind of a flattish market for them, but very steady. Their strategy is very sound. One of the big growth markets for them going forward is the data centers. They've been selling into data centers with their traditional products, but post the acquisition of DCR for them. They've really sort of trained their NPD sites on data center and have some pretty exciting things that they're working about -- working on. And -- so we're pleased with that. And WAVE ultimately is always there for its customers. They have world-class, on-time delivery. They have Six Sigma quality. And so they're going to be fine, I think, in any kind of a flat market.

ClarkDietrich, we talked about a little bit of the headwinds there. They had an amazing Q3 a year ago. We obviously knew that wasn't going to be the same. And so they're executing really well.

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FY2025 Q3 Earnings Call

And one of the things that we've seen is a little more increase in volatility in steel prices, and that is an advantage for ClarkDietrich going forward. It hasn't been massive the way that it was a few years ago. But when there are volatile steel prices and markets out there, that benefits ClarkDietrich because they are nationwide and very sophisticated. They're a proven supplier and partner to a lot of their customers. And so we see increases in volatility and slight upticks in steel prices as, relatively speaking, a good guy for them.

Operator^ The next question comes from Daniel Moore of CJS Securities.

Dan Moore^ I wanted to start with margins. Gross margin, we don't talk a lot about consolidated, but spiked above 29%, clearly some favorable seasonality there. Just talk about the puts and takes, any unusual good guys in the quarter. And how do you -- how should we think about, sort of Q4, importantly, annualized range or run rate as we look into '26?

Colin Souza^ Thanks for the question. Just some of the highlights.

Obviously we did see 620 basis points of gross margin expansion year-over-year, which is great. Last year consisted of, we had our SES business unit contributing revenue and margin as well.

So we deconsolidated that as we put that business unit into a joint venture.

That led to a roughly 300 basis points of the margin expansion.

And then in the Building Products and Consumer Products business, we had some good positive mix shift there with some higher demand in some of the categories that we called out. And then more of a unique item in the Building Products business, we had a [LTM adjustment] last year that didn't repeat due to a product we sourced and brought in.

So that helped expand some margins year-over-year from that perspective.

So 29% gross margins, we feel are pretty good. Q3 and Q4 are typically our seasonally strongest quarters of the year. And over time I think our goal, as you know is to try to sustain margins in the high 20s. And we think we have a good plan in place to try to execute that over time.

Dan Moore^ Very helpful. Appreciate it.

Shifting gears to Consumer segment. Clearly, it's tough to know with precision, but any sense for how much of the volume growth in the quarter is restocking or stocking at new customers versus more true end market demand?

Joseph Hayek^ Yes. Hey, Dan, it's Joe. Q3 for consumer last year was a really strong quarter.

It was even stronger this year.

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FY2025 Q3 Earnings Call

One of the things that we worked really hard on was preparing our customers, our retailers for potential surge demand.

It obviously happened a little bit in the fall with some of the hurricanes. And then in the winter with some of the cold weather and some of the storms that we saw.

So it was really important to us to make sure that we didn't have a situation where people weren't prepared and so bought way ahead because last year, what you then saw was that Q4, there was some destocking.

And so we were helpful to our customers in that regard. And so what we saw towards the tail end of Q3 and into Q4 is that supply is fine.

Orders are tracking kind of point-of-sale details. And so we feel like we were pretty successful there. And I know that our retail partners and customers very much appreciated that.

We do think that there was probably a little bit of a positive impact from the storms and from the weather.

It helped drive some demand in consumer that helped drive a little bit of demand in our heating business within Building Products.

But ultimately, it actually was a little bit of a headwind for ClarkDietrich because they -- their customers couldn't be on job sites for several days because of the cold.

So we would try to estimate that as a good guy of about $0.05 a share EPS wise.

Dan Moore^ Great, Joe. Very helpful. And then last is just free cash flow conversion has been really strong on a trailing basis. How should we kind of think about the sustainability of that? And looking at free cash flow conversion as we think about maybe fiscal '26 versus what we've seen year-to-date here. And then bought back 150,000 shares in the quarter, would you expect to maintain a similar cadence if shares remain at or near current levels?

Colin Souza^ Yes. Thanks, Dan. Maybe I'll hit the last question first with just capital allocation will continue to be balanced across that with a bias towards growth. As you know we've talked about that from time to time. So, we will always monitor our shares and buy back at a minimum to offset dilution but also more opportunistically, if we see fit.

Our bias towards growth we’re always monitoring from an M&A standpoint. That's a key part of our growth strategy, and we always have opportunities that we're looking at and assessing and assessing for fit with our strategy, and we'll pull the trigger on those when it makes sense.

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FY2025 Q3 Earnings Call

And then from a CapEx standpoint, as you know we're going through some facility modernization projects.

We've completed one on the Building Product side and on the Consumer Product side, that one has been ramping up over the past few quarters.

We still have another six to eight quarters to go and $50 million or so of spend on that project over the next six to eight quarters. The bulk of that will be in fiscal year '26.

So, from a free cash flow conversion perspective, I think we're pleased at $144 million of free cash flow and a conversion over 100%. I think we would try to target that and do better over time notwithstanding some of the CapEx I talked about earlier.

Operator^ The next question comes from Susan Maklari with Goldman Sachs.

Charles Perron^ This is actually Charles Perron for Susan this morning.

First, I want to go back on the revenue and the volume initiatives for consumer building products. You highlighted several initiatives around product launches in your prepared remarks to drive organic growth every time.

Can you maybe unpack how much these initiatives contributed to the growth this quarter? And how much they can allow you maybe to outperform the underlying market growth when you think about calendar 2025?

Joseph Hayek^ Yes. It's a good question. The launches and the things that I specifically mentioned actually contributed next to nothing in the quarter because they're all happening right now.

Now we have initiatives all over the place all the time right? And so some of those are in fact, kind of contributing to revenue growth and margin uplift, et cetera, Charles.

But ultimately, when we think about kind of where we are in a lot of our businesses, we have, and a lot of our value streams, we have pretty good market share. And so we're going to grow and hopefully outgrow our markets there.

But in a lot of our other value streams, I'll give you an example on the Tools business and on the Grills business, we're a little newer there. And so we've got great brands, and we've got great products but as we work and leverage our relationship and leverage really the Worthington Business System, those products and those value streams have significant growth potential over time because they're ultimately taking share in the markets that they're in, where in some of our other markets, so I call them more of our legacy markets, we already have that share. And so we're focused in those markets on new products and things that we think are -- where the market should be going as opposed to entering those markets.

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So net-net answer to your question is not a lot in the current quarter from those new products I mentioned, but should be contributing both margin and revenues as we go forward.

Charles Perron^ That's helpful color, Joe. Next, I want to circle back on the margin performance this quarter, dig a little deeper.

Can you talk a little bit more about the drivers between the volume leverage that you got across the core building products and consumer products and the success of operating initiatives? And how do those inform me your ability to expand margins in the coming quarter even if the market -- end market demand were to moderate across those verticals?

Joseph Hayek^ So sure, pretty sure, I think Colin talked to a lot of this, but 29.3% SG&A was, I think, a little less than 21%, 20.7% in the quarter.

We like where our trends are going. We're not sort of content and satisfied with that.

Our goal, right, our algorithm ultimately is to continue to drive gross margin higher. Certainly, volumes and high revenue helps there because your utilization goes up and our conversion costs go down.

But SG&A as a percentage of sales, our SG&A is kind of flattish in the mid-60s in a quarter.

But we've got lots of things that we're doing to try and make sure we're as tight as we possibly can be on that front.

But then we're in a flat market. And if we take share and we take care of our customers, and we certainly take care of each other by working safely, growth returns and revenue goes up, those things accelerate.

We'd love to, over the course of time certainly, our goal over the next couple of years to get gross margins kind of to thirty or above and to have SG&A be 20% or no more of SG&A. And then certainly, you lop on D&A and then the contribution that we think will continue to get from our world-class JVs, and that makes us sort of feel pretty good about what's possible.

Charles Perron^ Okay. Okay. No. That's helpful. And maybe last, can you provide an update on the M&A pipeline and your willingness to do deals despite the ongoing macro uncertainty?

Colin Souza^ Yes, Charles, thanks for the question. The M&A pipeline as part of our process, we're constantly looking at opportunities, both from a proprietary standpoint and from a market process standpoint.

So we continue to assess opportunities.

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FY2025 Q3 Earnings Call

I think our pipeline is pretty good at this point. And the M&A markets are obviously a little slower and there's some uncertainty in the outlook.

However, that doesn't really change our perspective.

We're long-term holders of businesses.

We're assessing opportunities that we think are a good fit that we can add value to over the long term.

So as I said, I think our pipeline is pretty healthy, and we continue to monitor and assess opportunities on a regular basis.

Charles Perron^ Ok, thanks Colin. Good luck on everything.

Operator^ (Operator Instructions) Your next question comes from Brian McNamara of Canaccord Genuity.

Brian McNamara^ I was hoping you guys could quantify organic sales growth in Q3.

I think you mentioned the SCS, but I don't think you quantified the Ragasco contribution?

Joseph Hayek^ Excluding Ragasco and SCS, it was 4%.

Brian McNamara^ Okay. And then any color on kind of what we're seeing quarter-to-date here just given the what we'll call it uncertain consumer macro?

Joseph Hayek^ Yes. We're three weeks into our Q4, Brian. We would say without any kind of visibility, things haven't dropped off a cliff or anything.

Brian McNamara^ Okay. And I know Dan touched on this point, but gross margin is a pretty difficult line item to model for you guys. And I guess the point of my question is, are they kind of constructionally higher here now? I know last year, you had large heating tanks that are typically higher margin, and they weren't doing great, assuming they're doing better.

Anything else we should be considering there? I think Ragasco has also been additive to margin there. Consumer products doing better. I think they're higher margin. Anything else investors should be thinking about on that line?

Colin Souza^ I think it's just, Brian, I mentioned it earlier, we felt pretty good about our execution this quarter and have had some good positive mix shift and it's a lot of initiatives

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playing out as we both over time in a lot of our process improvements and cost savings initiatives.

I think if we can sustain levels in the high 20s, and that's what our target is over time as Joe mentioned. And then you just got to keep in mind Q3 and Q4 are typically our seasonally stronger quarters. And that's how to think about from our perspective.

Joseph Hayek^ Yes. And Brian, your question is well taken.

I think we were at 27% in Q2, we were at 29%. And so structurally, obviously with the deconsolidation of SCS, our margin profile has improved. That is certainly sustainable and mix is important.

You called it exactly right when those larger heating tanks were really in their destocking phase, it was penalizing for us from a margin perspective.

We're through that. And as Colin said, we've got a number of initiatives, 80/20 comes to mind, right, in our water business. That's an initiative or a discipline that's going to let us sort of refocus on our offerings and the way that we manufacture.

And so there are a number of things that we continue to do.

I mean we wish our gross margins were 100%, right? That's obviously not very possible or likely.

But we've got a lot of things going on that we think will continue to help us offset any softness and hopefully grow those margins.

Brian McNamara^ Got it. And then on the SG&A front, obviously you guys separated from a $5 billion company.

So I think there was -- I guess there is a -- just kind of getting used to being a public company, maybe getting a little more efficient with spend there? Kind of where are we, what inning are we there in terms of kind of truing up that line item?

Colin Souza^ So yes, Brian, just from an SG&A perspective, I mean Joe touched on it a little bit earlier.

We were 20.7% of sales over the past quarter this quarter in Q2, I would point out SG&A was a little elevated due to the bad debt from bankruptcies that we had in both those quarters.

But we’re going to be in the mid-60s. And as consistent with the prior question, we're constantly working on initiatives to improve and become more efficient and look for opportunities to save

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costs along the way as well so that we can really drive our gross margins higher without increasing our SG&A.

Joseph Hayek^ And Brian, I'll call it the unconsolidated piece, right? That is in consumer products or building products.

We still think that it ought to be between $25 million and $30 million. This quarter, we had -- that other is embedded in that as well and we had about $1 million of equity income losses in the SCS business and about $1 million on -- for our Engineered Cabs JV.

So those are blended together. But the core SG&A piece of that it ought to be between $25 million and $30 million.

Brian McNamara^ Great. And then finally, I'm just curious, what are you seeing on the M&A front? I'm assuming a good number of targets in consumer, for example, have some decent production in China and things like that.

Is that helping deals get to the finish line or more likely hurting them?

Joseph Hayek^ I would -- you asked a really good question. And I think anybody right now that is importing a substantial amount of their product if they are also trying to explore their strategic alternatives.

It's -- there are questions, right, mostly uncertainty. And so hard to say whether they help or hurt those specific companies that might be doing that.

But I think from our perspective with M&A, generally, uncertainty is never good in M&A.

But if you take a long-term view, I think if you're thinking about things that have a good track record historically and you can get comfortable with what you think over time is possible. I think that makes potential acquirers feel better.

Now you still have to agree with a seller, right, on valuation on terms, et cetera.

But yes, uncertainty is not good, but I don't think it's completely chilled the market.

Operator^ The next question comes from Walter Liptak with Seaport.

Walter Liptak^ I will start with -- I don't know maybe it will be a tough one.

But I was really impressed with Joe's comments about solving customers' problems and then you had those four, five, six things that you called out including like the party time tanks and things.

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FY2025 Q3 Earnings Call

Is it possible for you to kind of quantify that for us in a way like in addition to growth rate or how much the TAM is on all those projects added up or what the profit improvement could be? Just to give us an idea because some of them sounded very impressive.

Joseph Hayek^ I'll give it a shot, Walt.

Well again, nothing really material in the quarter.

But we talk a lot about really championing being in kind of niche markets where we have a reasonable share, market share-wise. Where that really helps is that our Worthington Business System, WBS is really tailor-made for markets like that, specifically with transformation, continuous improvement, trying to be lean.

But on the innovation side, us having good market share is really helpful because we have ongoing dialogues with our customers, and they're willing to share things with us and partner with us and so I mentioned the SureSense, that was in partnership with our customers.

I mentioned the Balloon Time Mini 100% in collaboration with our partners, a lot of whom have always wanted to carry that product, but they don't have the shelf space. And so there's a lot of real discipline that's been institutionalized through the WBS over the years at Worthington. And so we think that those things -- those initiatives will obviously be incremental to us.

We also realize that there are headwinds, right, that we face.

And so sometimes, I don't think that the things that I talked about today are going to double the revenues of the business. They're incremental. And a lot of times, they're in markets where we don't have the high share that we do in some of our other markets, but they're absolutely going to help us further penetrate those markets.

And ultimately, it's just a great reflection of the work that our teams do on the innovation side, on the transformation side. And certainly, as we think about M&A because there are a couple of those examples that were companies that we bought and that we've helped expand and extend the reach of the brands that we acquired.

So, it all sort of dovetails nicely, but it's really centered around that Worthington Business System, and it's part of our philosophy, right, to do those things.

So it doesn't always work as well as we'd like it to. It's nice when it does.

Walter Liptak^ Okay. Yes. That sounds great. Yes. I think everyone is starved for growth but it sounds like you've got some things that could really happen including like the Balloon Time Mini short term and other things that will help your growth and offset those headwinds, got it.

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FY2025 Q3 Earnings Call

I wanted to ask about the consumer it looked better than I was expecting.

I wonder -- and you kind of talked about that already, but what's the next positive thing that could happen with the large chains.

Is it sell-through that you'll be looking for is like a key metric? Or given the headwinds that are out there, what's next? And you guys are U.S.-based manufacturer, which in a lot of ways, makes it unique.

What are the conversations like with the large chains?

Colin Souza^ Yes. It's a good question. And we try to constantly -- I mean Joe talked about it earlier, we're constantly in communication working with those retail partners on inventory levels and being proactive where we can in our supply chain to make sure they can get the right product to the right stores at the right time in areas of whether it’s tightened demand or softer demand.

So the consumer is definitely uncertain, and we'll see how that plays out and navigate that as we move forward.

But demand is healthy for us and from a year-over-year perspective, we saw good improvement in volumes on the consumer side. And our retail partners have a healthy amount of inventory and that we're not seeing any destocking like we did last year.

So all we can say is we're going to -- we feel good about what we can control, and our teams are executing well against our playbooks to that end.

Joseph Hayek^ Yes. And I would add two quick things because Colin is spot on, Walt.

But first of all, [right], seasonally speaking, in our consumer business and to an extent in our Building Products business, our products are used and are pretty essential for emergency heat, right? And so when people lose power and it's very cold and there are storms, they need those products. And so that's why you see, certainly for consumer, that's the seasonally strongest piece for that part of the business.

Colin is right. Point-of-sale is tracking where it should be relative to shipments. The other piece, Colin mentioned Party City was a customer, and that was a $1 million headwind for us because of the bankruptcy.

But one of the things that Party City did a lot of is fill balloons in the front of their store that never took advantage of our products.

And so customers that were looking for things like that can no longer find it there.

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FY2025 Q3 Earnings Call

It's actually had more of them migrating to retailers that don't have that front of store fill but do carry our products. And so we think that's a little bit more of a kind of a sustainable change in that market.

Walter Liptak^ That's great. Yes. Thanks for that insight.

Okay. The last one for me is it sounds like you're early days with your 80/20 work.

And so I just wanted to ask how are you feeling about the work that you're doing there? And yes, I guess, just how are you feeling about it?

Colin Souza^ So we're excited on 80/20.

As you know it's an important tool in our tool kit from a transformation perspective, and we just kicked it off in Q3.

We're excited about progress and updates along the way. Like Joe mentioned, it started in our water business. And we're anticipating some good improvement there that we would like to roll out over time and replicate in other areas.

But early days, as you said, excited to see what comes.

Joseph Hayek^ Yes. And Walter, we just kicked it off a couple of weeks ago.

So it was actually in Q4 when we kicked it off. And as you know they're not -- some of our businesses and our value streams don't lend themselves to something like 80/20 because we only make one or two products, and we only have a handful of customers.

But for the businesses that we have that are really likely beneficiaries of that discipline, we're very excited about it.

Walter Liptak^ Okay, sounds great. Thanks.

Operator^ This concludes the question and answer session.

I'll turn the call to Joe Hayek for closing remarks.

Joseph Hayek^ [Sara], thank you very much, and thanks, everybody, for joining us this morning.

We look forward to speaking to everybody again soon. Have a wonderful rest of your week.

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FY2025 Q3 Earnings Call

Operator^ This concludes today's conference call. Thank you for joining. You may now disconnect.